Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

Third Quarter 2012 Conference Call

Prepared Remarks

October 26, 2012

8:30 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (                    ); I will be your conference call operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s Quarterly conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (                    ), and thanks everyone for joining us today. I hope you had a chance to review our most recent press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO, of Bryn Mawr Bank Corporation, has some comments on the quarter and our strategic initiatives. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 10018204. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include, but are not limited to, the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, outlook, project, outlook, forecast, are optimistic, are looking, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. For a more complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, located on our website. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

I hope you have all had time to review our earnings press release that we issued after the market close yesterday. The third quarter 2012 results were exceptional as we maintained the positive momentum of the previous two quarters. Net income for the three months ended September 30, 2012 was $5.4 million, an increase of $195 thousand, or 3.7%, compared to $5.2 million for the same period in 2011. Diluted earnings per share of $0.41 for the third quarter 2012 remained unchanged from the same period in 2011.

We are diligently working on completing the First Bank of Delaware transaction that we announced on May 2, 2012 and we expect this transaction to close on November 9, 2012. The purchase is expected to increase loans by approximately $90 million and deposits by approximately $60 million. An amendment to the original purchase agreement between the Corporation and the First Bank of Delaware was filed on October 18, 2012 with the SEC.

As you review our financial results, I’d like to point out that the results for the third quarter of 2012 reflect a full quarter’s impact of the May 15, 2012 acquisition of the Davidson Trust Company.

As I mentioned, net income for the three months ended September 30, 2012 increased $195 thousand as compared to the same period in 2011. Increases in revenue for wealth management services and gain on sale of residential mortgage loans, as well a decrease in the provision for loan and lease losses were the primary contributors to this overall net income increase. Partially offsetting these revenue improvements were increases in salaries and employee benefits, intangible asset amortization, and other operating expenses, along with an increase in due diligence and merger-related expenses. I am very encouraged by our net income “run rate” after compensating for these due diligence and merger-related expenses.

Non-interest income of $12.2 million for the three months ended September 30, 2012 represented 43.4% of total revenue. Comprising a significant portion of non-interest income, revenue from Wealth Management services for the third quarter of 2012 was $8.0 million an increase of 31.1% from the $6.1 million of total revenue for the three months ended September 30, 2011.

Tax-equivalent net interest income of $16.0 million for the third quarter of 2012 increased $278 thousand or 1.8% from the $15.7 million for the same period in 2011.

The tax-equivalent net interest margin declined 12 basis points to 3.78% for the third quarter of 2012 from 3.90% for the same period in 2011. The primary reason for the decrease was a 36 basis point decline in the yield on interest-earning assets as compared to the same period in 2011. Partially offsetting this decline was a 30 basis point decrease in the rate paid on interest-bearing liabilities between the periods.

Wealth Management Division assets under management, administration, supervision and brokerage as of September 30, 2012 were $6.5 billion, an increase of $1.7 billion, or 32.4%, from December 31, 2011. This increase was primarily the result of the May 15, 2012 acquisition of the Davidson Trust Company, along with organic growth from within the division.

Net gain on sale of residential mortgage loans for the three months ended September 30, 2012 was $1.8 million as compared to $764 thousand for the same period in 2011. For the three months ended September 30, 2012, the Corporation sold $55.0 million of residential mortgage loans, representing 85.3% of originations, as compared to $28.0 million, or 71.8% of originations, for the same period in 2011. The low interest rate environment has sustained the demand for residential mortgage refinancing.

Total portfolio loans and leases of $1.31 billion and total deposits of $1.40 billion as of September 30, 2012 remained relatively unchanged from December 31, 2011. The level of non-interest-bearing deposits continues to be strong, representing 23.4% of total deposits as of September 30, 2012.

In an effort to reduce certain higher-interest rate liabilities, the Corporation prepaid $7.5 million of subordinated debt in addition to a $1.9 million commercial mortgage. The early extinguishment of these debts generated a prepayment penalty of $188 thousand. However, since the prepayment occurred at the end of the quarter, we have not experienced the positive effect that it will have on our interest expense, which will be reduced by over $500 thousand, annually.

Non-performing loans and leases, as of September 30, 2012, totaled $13.8 million, or 1.05% of portfolio loans and leases, as compared to $14.3 million, or 1.11% of portfolio loans and leases as of December 31, 2011. It is important to mention that, more recently, nonperforming loans and leases have declined significantly, from $22.6 million at March 31, 2012 and $18.3 million at June 30, 2012.

The provision for loan and lease losses for the three months ended September 30, 2012 was $1.0 million, a decrease of $828 thousand as compared to the same period in 2011. The decrease in the provision between periods was primarily due to a $1.0 million reduction in net charge-offs for the three months ended September 30, 2012, as compared to the same period in 2011.

Construction is well underway on our full-service branch in Bala Cynwyd, Pennsylvania, just outside Philadelphia. We expect the branch to open for business during the fourth quarter of 2012. Additionally, the Corporation is continuing to look for opportunities to expand in the State of Delaware in order to complement the soon-to-be-acquired First Bank of Delaware branch location in Wilmington along with The Bryn Mawr Trust Company of Delaware and Lau Associates both of which are located in Greenville, Delaware.

I am pleased to announce that on October 25, 2012, the Board of Directors of the Corporation declared a quarterly dividend of $0.16 per share. The dividend is payable December 1, 2012, to shareholders of record as of November 6, 2012.

In summary:

•	We believe Bryn Mawr Trust is an outstanding franchise in a high-quality stable market.

•	We have a strong brand, great reputation and a loyal client base.

•	We are committed to investing in growth opportunities today for anticipated earnings growth tomorrow.

•	We are guided by sound business strategy and solid risk management procedures that serve as a foundation for strategic planning and growth.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?

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